Exhibit 99.1

FOR IMMEDIATE RELEASE

TETRA TECHNOLOGIES, INC.
ANNOUNCES APPOINTMENT OF THOMAS R. BATES AS DIRECTOR

The Woodlands, Texas (November 14, 2011) – TETRA Technologies, Inc. (TETRA or the Company) (NYSE:TTI) today announced that its board of directors has increased the size of the board from nine to ten members and has appointed Thomas R. Bates, Jr. to fill the vacancy created by the increase. Mr. Bates will serve as an independent director.

Stuart M. Brightman, TETRA’s President and Chief Executive Officer, stated, “We are extremely pleased to be adding Tom Bates to our board. Tom’s career includes significant experience as both an executive and a director in the oil and gas services industry. He is currently a director and chairman of the board of directors of Hercules Offshore, Inc., a senior advisor at Lime Rock Management LP, an energy-focused private equity firm, and an adjunct professor in the Neeley School of Business at Texas Christian University. During the period from 1986 through early 2000, he held executive-level positions with Schlumberger, Weatherford Enterra, Inc., and Baker Hughes Incorporated. We believe that Tom’s thirty-five years of service in the international oil and gas industry will be a valuable resource for our board.”

TETRA is a geographically diversified oil and gas services company focused on completion fluids and other products, production testing, wellhead compression, and selected offshore services including well plugging and abandonment, decommissioning, and diving.

Contact:
TETRA Technologies, Inc., The Woodlands, Texas
Stuart M. Brightman, 281/367-1983
Fax: 281/364-4346
www.tetratec.com